Exhibit 10.9
Second Amendment
to the
First Interstate BancSystem, Inc.
2006 Equity Compensation Plan
     This Amendment (the “Amendment”) by First Interstate BancSystem, Inc., a Montana corporation (the “Company”), to its 2006 Equity Compensation Plan (the “2006 Plan”) is entered into by the Company as of September 23rd, 2010.
     Whereas, the Company previously adopted the 2006 Plan pursuant to which the Company may grant equity awards to its directors, officers and other employees in an effort to attract, retain and motivate individuals who are expected to make important contributions to the Company. The 2006 Plan was amended effective March 19, 2010.
     Whereas, the Compensation Committee of the Board of Directors of the Company (the “Board”) has recommended, and the Board has determined that it is in the best interests of the Company and its shareholders to amend the 2006 Plan in accordance with the provisions hereof.
     Now, therefore, based on the foregoing recitals, the Company hereby agrees as follows:
     1. Exhibit A to the 2006 Plan is titled “Terms and Conditions of FIBS 2006 Stock Option Benefit.” Section 6.2 of Exhibit A, titled “Holding Period,” shall be deleted in its entirety.
     2. Except as modified in this Amendment, all other terms of the 2006 Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first above written.

COMPANY:

First Interstate BancSystem, Inc., a Montana corporation

By:	/s/ TERRILL R. MOORE Terrill R. Moore
Executive Vice President &
Chief Financial Officer